Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

April 23, 2009

Overview

Currencies pegged to the U.S. dollar have historically had total returns similar to a U.S. dollar cash investment, and may be subject to potential revaluation risk. The Barclays Capital Global Emerging Markets Strategy

(GEMS) Pegged Currency IndexTM (the “Barclays Capital GEMS Pegged

Index”) provides investors with the opportunity to generally participate in the potential returns available from investing in pegged currencies.

The Barclays Asian and Gulf Currency Revaluation Exchanged Traded

Note (ETN) tracks the total return of the Barclays Capital GEMS Pegged

Index and is designed to pay a monthly coupon representing the implied yield on the Barclays Capital GEMS Pegged Index net of fees.

Barclays Capital GEMS Pegged Index

The Barclays Asian and Gulf Currency Revaluation ETN applies the same methodology as the Barclays Capital Global Emerging Markets Strategy

(GEMS) IndexTM to a basket of five currencies currently pegged or under a managed float regime relative to the dollar, and potentially subject to revaluation. The goal of the Barclays Capital GEMS Pegged Index is to provide investors with exposure to local currencies in specified Middle

Eastern and Asian markets through short-term, liquid and diversified instruments. The constituent currencies include the Chinese yuan, the

Hong Kong dollar, the Saudi Arabia riyal, the Singapore dollar and the

United Arab Emirates dirham.

Barclays Asian and Gulf

Currency Revaluation ETN

PGD

Barclays Asian and Gulf Currency

Revaluation ETN (PGD)

Bloomberg Ticker PGD

IIV Ticker PGDIV

Primary Exchange NYSE Arca

CUSIP 06739H420

Yearly Fees 0.89% 1

Inception Date February 5, 2008

Maturity Date February 4, 2038

Index

Barclays Capital Global

Emerging Markets Strategy

(GEMS) Pegged Currency

IndexTM

Coupon Monthly

1The investor fee is equal to 0.89% per year times the closing indicative value times the daily index factor, calculated on a daily basis in the following manner. The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will be equal to (1) 0.89% times (2) the closing indicative value on the immediately preceding calendar day (or the ex coupon indicative value if such day was an index roll date) times (3) the daily index factor on that day (or, if such day is not an index business day, one) divided by (4) 365. The daily index factor on any index business day will equal (1) the closing level of the Index on such index business day divided by (2) the closing level of the Index on the immediately preceding index business day.

Issuer Details

Barclays Bank PLC long-term,

unsecured obligations*

S&P Rating AAMoody’s

Rating Aa3

*The Barclays ETNs are not rated, but rely on the ratings of their issuer, Barclays

Bank PLC. Credit ratings are subject to revision or withdrawal at any time by the assigning rating organization, which may have an adverse effect on the market price or marketability of the Barclays ETNs.

0.00% 2.00% 4.00% 6.00% 8.00% 10.00% 12.00%

Saudi Arabia

Hong Kong

Singapore

United Arab Emirates

China

World Average

U.S.

30.00%

Current Account Balance as percent of GDP GDP Growth (

annual percentge change)

25.00%

20.00%

15.00%

10.00%

5.00%

-10.00%

0.00%

-5.00%

The five constituent countries are currently maintaining their pegs despite experiencing above average GDP growth rates and healthy current account balances as compared to the U.S.

Source: IMF

GDP Growth and Current Account Balances (average 2003-2008)

An investment in Barclays Asian and Gulf Currency Revaluation ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus and a prospectus supplement) with the U.S. Securities and Exchange Commission (“SEC”) for the

offering to which this communication relates. Before you invest, you should read the prospectus, and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, if you request it by calling your Barclays Bank PLC sales representative, such dealer or

1-888-227-2275 (Extension 1101). A copy of the prospectus may be obtained from Barclays Capital, 200 Cedar Knolls Road, Building E, 4th Floor—Attn: US Syndicate Operations,

Whippany, NJ 07981.

Barclays Asian and Gulf Currency Revaluation ETNs (the “Securities”) are unsecured debt obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to direct investment in index or index components. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the index has increased. An investment in Barclays Asian and Gulf Currency Revaluation ETNs may not be suitable for all investors.

The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. Sales in the secondary market may result in significant losses.

An investment in Securities linked to the performance of the Barclays Capital Global Emerging Markets Strategy (GEMS) Pegged Currency IndexTM is subject to risks associated with fluctuations, particularly a decline in the level of the index. Because the performance of the index is linked to the exchange rates between the index constituent currencies and the U.S.

dollar, the level of the index may be affected by unpredictable changes in currency prices, including as a result of government action. Because none of the index constituent currencies float freely, as all are currently either managed or pegged by their respective governments, and the exchange rates of managed and pegged currencies tend to fluctuate significantly less than those of free-floating currencies, there is limited potential for the increase in value of the index. Moreover, because the index includes emerging market currencies, there are additional risks beyond those involved in an investment linked only to the currencies of developed markets, including, but not limited to: economic, social, political, financial and military conditions in the emerging markets.

“Barclays Capital Global Emerging Markets Strategy (GEMS) IndexTM”, “Barclays Capital Global Emerging Markets Strategy (GEMS) Pegged Currency IndexTM” and “Barclays Capital

Global Emerging Markets Strategy (GEMS) Pegged Currency Spot IndexTM” are trademarks of Barclays Bank PLC and have been licensed for use by Barclays Capital in connection with the Securities.

© 2009, Barclays Bank PLC. All rights reserved.

Barclays Capital GEMS Pegged Index Statistics

1-Year Return %

3-Year Return %

Annualized

5-Year Return %

Annualized

Standard Deviation

% Annualized**

Index Correlations to

Barclays Capital

GEMS Asia 8 Index

Barclays Capital GEMS Pegged Index 0.32% 4.21% 3.60% 1.18% 1.00

S&P 500® Index Total Return -38.09% -13.06% -4.76% 15.23% 0.40

S&P GSCITM Total Return Index -56.50% -18.25% -6.33% 26.21% 0.19

JPMorgan Government Bond Indices 6.25% 6.37% 5.17% 3.20% 0.09

Source: Barclays Capital, Bloomberg.

As of March 31, 2009.

Index returns prior to February 5, 2008 are hypothetical and are an illustration of how the Index would have performed based on current methodology and does not reflect actual performance of the Index.

**Based on monthly returns since Barclays Capital GEMS Pegged Index inception (July 31, 2001)

Past performance does not guarantee future results. Index returns are for illustrative purposes only and do not reflect any management fees, transaction costs or expenses. Indexes are unmanaged and one cannot invest directly in an index.

Barclays Capital GEMS Pegged Index Return Attribution

Date Index Spot Return Index Total Return Realized Yield*

2002 3.259% 1.276% 1.96%

2003 1.587% 0.541% 1.04%

2004 1.528% 0.847% 0.68%

2005 2.495% 0.183% 2.31%

2006 6.227% 2.250% 3.89%

2007 6.221% 2.679% 3.45%

2008 2.525% 1.423% 1.09%

Source: Barclays Capital.

*Yield calculated as the difference of the Barclays Capital GEMS Pegged Index Spot Return and Total Return Indices as follows:

Index returns prior to February 5, 2008 are hypothetical and are an illustration of how the Index would have performed based on current methodology and does not reflect actual performance of the Index.

Yield =

Index returns prior to February 5, 2008 are hypothetical and are an illustration of how the Index would have performed based on current methodology and does not reflect actual performance of the Index.

PGD

1+ GEMS Pegged Index Total Return

1+ GEMS Pegged Index Spot Return

(————————————————)-1

NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE